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                                                                    EXHIBIT 10.9

                 CONTRACT FOR PRESIDENT. BODY & GLASS DIVISION.
                AND VICE PRESIDENT. DURA AUTOMOTIVE SYSTEMS. INC.

                                     between

    Dura Automotive Systems, Inc. (hereinafter referred to as "the Company")
                                       and

                              Mr. Jurgen von Heyden
                     (hereinafter referred to as "Employee"

                                       #1

1. For the period of this contract, unless changed by mutual agreement, Employee will have responsibility as President, Body and Glass Division and Vice President, Dura Automotive Systems, Inc.

2. Employee is directly responsible to the President and Chief Executive Officer of Dura Automotive Systems, Inc. His rights and duties are regulated as set out in this present contract and in accordance with legal requirements.

3. Employee will dedicate all of his energies exclusively to the Company. His acceptance of paid or unpaid secondary activities in the professional sphere of honorary offices or posts, of supervisory board mandates or mandates of a similar nature must be approved in advance by the President and Chief Executive Officer. Advisory Board mandates and similar positions which Employee accepts in the interest of the Company must be surrendered on the cancellation of this present contract.

     For the duration of this present contract, Employee shall not involve himself with any other organization which is in competition, or is to any significant extent, involved with the Company.

     Involvement in stocks and shares is excluded from this.

     The Company agrees that Employee continues his current involvement in several agricultural farms provided that it does not disturb his activities for the Company.

4. Employee is required to maintain confidentiality towards any outside parties in respect of the Company's affairs, no matter what their nature. This duty of confidentiality shall apply even after the completion of the contractual relationship.

5. Upon completion of the contractual relationship and no matter for what reasons Employee may leave, he shall leave all written materials and documents with the Company.

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                                       #2

1. This contract will commence on January 1, 2004 and terminate on December 31, 2006.

     At least 12 months before the expiration of this contract period, the parties shall decide whether the contractual relationship shall be extended.

2. The contract of service ends, without the need for notice of cancellation at the end of the month in which Employee's 65th year of life is completed, or where it is finally determined that he is incapable of work.

3. Provided that the fixed income as described in #3, item 1 to be paid, the Company is entitled at any time to dispense with the services of Employee without there being any change in the contractual relationship between the parties to the contract.

     The Company is entitled to cancel his appointment as President, Body and Glass Division at the time when he is released from his activities.

4. If Employee undertakes an activity elsewhere during the residua] period of this contract, the income from these activities shall be calculated in full against the fixed incomes to be paid by the Company.

     Employee is required to advise the Company without delay of his taking up any activity elsewhere and the level of income derived. In addition, the terms of #615, Section 2 of the BGB shall apply.

                                       #3

1. For his activities Employee shall receive a fixed salary of Euro 354,276. Employee shall be considered for salary increases at the same time as other Leadership Team Executives.

     The salary shall be paid proportionately at the end of each calendar month following the deduction of legal contributions.

2. For the period of contract, in addition to the fixed salary, Employee will participate in the Dura Automotive Systems, Inc. Annual Bonus Plan at a Bonus Factor 1 of 60%

3. Employee shall be reimbursed for travelling costs and other expenses in accordance with the guidelines ruling at any time.

4. For the duration of his activities as President, Body and Glass Division the Company shall place at the disposal of Employee a company car, which shall be a BMW 740i or of equal value and which is also for private use. The Company shall pay the operating and maintenance costs. Employee shall pay the tax on the monetary advantage of the vehicle for private use.

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5.   The Company shall maintain an insurance against accidents to the advantage of Employee with the following sums of cover:

     a)   in the event of death             DM 1,000,000.00
     b)   in the event of invalidity        DM 1,000,000.00

     The accident insurance shall cover not only accidents on business but private accidents as well.

     All claims by Employee arising from the insurance shall be extinguished with his leaving service with the Company.

     The Company shall pay any taxes due for the insurance premiums.

                                       #4

Employee shall receive an annual paid holiday of 30 working days. The holiday year is the calendar year. In order not to affect the interests of the Company, the time at which the holiday is taken shall not conflict with times when his services are required in the management of the business.

                                       #5

1. In the event of sickness, the Company shall continue to pay the amounts set out in #3 Section 1 for a period of 6 (six) months. For a further 3 (three) months the Company shall pay the difference between the net income and the sickness pay which would be payable as the maximum amount in the event of membership in the Company's health insurance scheme.

     The payments shall be paid at the most until the end of the contractual relationship.

2. Should Employee die during the period of this contract of service, his dependants who are entitled to support shall receive fixed sums as #3
     Section 1 for the month in which death occurs and for a further 6 (six) months.

                                       #6

The provision for old age and dependants is agreed in a separate letter, which is an integral part of this present contract. That letter is hereby modified to allow Mr. von Heyden to retire at age 60.

                                       #7

Employee undertakes to agree a prohibition of competition at the request of the Company, to apply after the expiry of the contract, which meets legal requirements.

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                                       8

1. Verbal agreements which contain modifications, extensions or explanations to this present contract shall not be made. To be effective, any modifications or extensions to, or interpretations of the present contract must be set out in writing.

2.   The court of jurisdiction is the current location of the Company.

3. If individual terms of the contract are ineffective or become so, this does not affect the validity of the other terms. In place of the ineffective terms, or in order to cover an loopholes in the contract, a reasonable regulation shall be agreed, which shall be as close as possible to what the parties had intended in achieving their economic purposes.

For the Company                     I accept the agreements arrived at in this
                                    present contract

/s/ THERESA SKOTAK                  /s/ JURGEN VON HEYDEN
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 (place, date) December 16, 2003        (place, date)